Exhibit 10-2



[AS AMENDED JANUARY 23, 1998]

December 24, 1997


Mr. Richard M. Cahill
1158 Hidden Ridge
Apartment 2311
Irving, Texas  75038

Dear Dick:

                 As we discussed, I want to provide you with an appropriate transition arrangement prior to your scheduled separation and to enter into a consulting arrangement with you in accordance with the terms set forth below. This agreement ("Letter Agreement") supersedes any other agreements you may have with GTE (as defined below) or may have received from GTE with regard to the subject matter contained herein, including but not limited to the letter dated August 13, 1997. The terms of this Letter Agreement are as follows:

A.       RESIGNATION FROM EMPLOYMENT

                 1. RESIGNATION - Effective July 31, 1997, you irrevocably resign from your position as Vice President and General Counsel - GTE Telephone Operations. Effective no later than December 31, 1997, you also irrevocably resign from any officer, director, or other positions you hold for GTE Corporation or any affiliate of GTE Corporation (collectively referred to in this Letter Agreement as "GTE") and from any internal or external Boards where you represent GTE effective as of that date.

                 2. SPECIAL ASSIGNMENT - From August 1, 1997 through June 30, 1998 ("Special Assignment Period"), you will continue on the GTE Service Corporation (the "Company") payroll as an active employee in your new special assignment as Vice President and Associate General Counsel, reporting to me or my successor or designee. During the Special Assignment Period, you will work on special projects as assigned by me or my successor or designee. In addition, during the Special Assignment Period, you will continue to receive your base salary as in effect on July 31, 1997 and will receive all benefits that active employees receive, except that your EIP and LTIP participation will be governed by the terms of this Letter Agreement. Except as otherwise expressly provided herein, all perquisites provided by the Company will cease at the end of the Special Assignment Period. In the event the Company offers any new employee plans, any new, enhanced, or supplemental executive plans, or, except as expressly provided herein, any new grants, awards, or benefits under existing executive plans on or after July 31, 1997, you will not participate in such plans or receive such grants, awards, or benefits. You irrevocably resign from employment with GTE and the position of Vice President and Associate General Counsel effective June 30, 1998. During and after the Special Assignment Period, you will not seek reinstatement, recall, or future or other employment with GTE.

                 3. SEPARATION BENEFITS - At the conclusion of the Special Assignment Period, you will separate from employment with the Company and you will be eligible for separation benefits pursuant to the Company's Involuntary Separation Program ("ISEP") or its equivalent as then in effect, subject to any applicable release requirements.

                 4. EIP AWARDS - You will participate in the Executive Incentive Plan ("EIP") at a Salary Grade Level 20 for the full 1997 Plan Year and one half (1/2) of the 1998 Plan Year in accordance

Mr. Richard M. Cahill
December 24, 1997
Page 2




with the terms of the EIP. Your 1997 EIP award and pro-rated 1998 EIP award will be the same as the average EIP rating for the Company's Legal Department for each such year. You will not participate in EIP for the 1999 Plan Year or thereafter. All EIP awards will be subject to approval by the GTE Corporation Executive Compensation and Organizational Structure Committee ("ECC"). The EIP awards will be payable at the same time EIP awards are payable to other EIP participants. You will be eligible to defer, and thus receive a match pursuant to the Equity Participation Program ("EPP"), only those of your EIP awards payable while you are still employed by GTE (in this case, only the 1997 Plan Year award). Note that the ECC reserves the right not to approve EIP awards in 1997 and/or 1998, and, if so, you will be treated in the same manner as other executives at your salary level.


                 5. LTIP - Subject to ECC approval, in the spring of 1998, you will be eligible for a standard grant of Stock Options, and you also will be eligible for a Performance Bonus Award for the 1998-2000 award cycle under the GTE Long-Term Incentive Plan ("LTIP"). You will not receive grants of Stock Options or Performance Bonus Awards under LTIP after the initial spring of 1998 grants. Your outstanding Stock Options will vest immediately upon your separation at the end of the Special Assignment Period (subject to applicable release requirements), and you will have until the earlier of: (i) five years from your date of separation or (ii) the expiration date of the Option to exercise those Stock Options ("Special Exercise Period"). The Special Assignment Period will be counted for prorating your existing Performance Bonus Awards. As such, your participation in LTIP Performance Bonus Cycles will be as follows: 1995-1997 (Full Participation), 1996-1998 Cycle (30/36 Participation), 1997-99 (18/36 Participation), and 1998-2000 (6/36
Participation). You will not receive any Performance Bonus Award in 1999 or thereafter. Achievement of targets, determination of the amount of Performance Bonus Awards, and determination of the number of shares covered by your grant of Stock Options will be established in the sole discretion of the ECC. Each Performance Bonus Award will be payable at the same time LTIP awards are payable to other LTIP participants. You will be eligible to defer, and thus receive a match pursuant to the EPP, only those of your LTIP Performance Bonus Awards payable while you are still employed by GTE (in this case, only the 1995-97 Performance Bonus Award). For purposes of this Letter Agreement, your 1998 Stock Option and Performance Bonus Award grants are collectively referred
to as "LTIP Grants."   Note that the ECC reserves the right not to make Stock
Option or Performance Bonus Awards in 1998, and, if so, you will be treated in the same manner as other executives at your salary level.

                 6. RELEASE - In order to receive full Separation Benefits (including but not limited to full ISEP and the Special Exercise Period described in paragraph 5 above) and the 1998 EIP Award, and in order for your participation in the LTIP Performance Bonus Award Cycles to be as described in paragraph 5 above, you will be required to sign a release upon the expiration of the Special Assignment Period.

                 7. VACATION - At the end of the Special Assignment Period, you may elect to take the remainder of your banked/accrued but unused vacation in a lump sum. In the alternative, you may elect to use your banked/accrued but unused vacation to extend your last day as an active employee on payroll; provided that any such extension shall not affect the payment or pro-ration of your EIP and LTIP awards as set forth in paragraphs 4 and 5 above.

                 8. MISCELLANEOUS BENEFITS - During the Special Assignment Period, you will be entitled to the same level of executive perquisites as other similarly situated executives in Dallas are accorded, and you will also be entitled to office space at a location to be determined by GTE in its sole discretion. After the end of the Special Assignment Period, the Company will pay for tax preparation services for you for the 1998 calendar year, which would be paid in 1999, up to a maximum of $3,000. The benefits described in this paragraph A.8 are collectively referred to in this Letter Agreement as miscellaneous
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Mr. Richard M. Cahill
December 24, 1997
Page 3




benefits ("Miscellaneous Benefits").

                 9. CIRCUMSTANCES WHEN ABOVE PAYMENTS/BENEFITS WILL NOT BE PAID - In the event any of the following occur prior to the expiration of the Special Assignment Period (or if applicable after the expiration of the Special Assignment Period), you will cease to receive any further salary, the Special Exercise Period will not apply, you will not receive any EIP Payments, LTIP Grants, payment of Performance Bonus Awards, Separation Benefits (including but not limited to ISEP), Miscellaneous Benefits, or any other benefits or payments, and you will not be required to perform, and will not be paid for, any consulting services:

                 o   you voluntarily terminate your employment for any reason;

                 o your employment is terminated for cause as determined by me or my successor or designee; or

                 o you violate any of the terms of the attached Separation Agreement and General Release (including but not limited to the provisions regarding confidentiality and non-embarrassment) or the non-compete provisions of paragraphs A.10 and B.7 of this Letter Agreement.

                 In the event that you die or become disabled (within the meaning of GTE's Long-Term Disability Plan) during the Special Assignment Period, all further salary will cease, your eligibility for the Miscellaneous Benefits will cease, your EIP Payments and Performance Bonus Awards will be pro-rated to the date of your death or disability (but will not be paid until the date they otherwise would have been paid had you not died or become disabled), the Special Exercise Period will not apply, your Separation Benefits (including but not limited to ISEP) will be treated in accordance with the terms of the relevant plans or policies, your eligibility for the LTIP Grants will be determined in accordance with the relevant plan provisions, and you will not be required to perform, and will not be paid for, any consulting services.

                 10. MISCELLANEOUS - Since you will remain a GTE employee until the end of the Special Assignment Period, you will remain subject to all GTE policies, including but not limited to GTE's policies relating to non-competition and disclosure of confidential information. You shall be responsible for the payment of all applicable taxes relating to the benefits described in Paragraph A of this Letter Agreement, including but not limited to taxes as a result of ISEP or any ISEP equivalent payment.

B.       CONSULTING ARRANGEMENT

                 1. CONSULTING PERIOD. You will serve as a non-employee consultant for the period July 1, 1998 through June 30, 2000 (the "Consulting Period"). During the Consulting Period and thereafter, you will not be entitled to any benefits provided by GTE to its active employees and, by signing below, you acknowledge and agree that you shall not be entitled to any such benefits and effectively waive participation in any such benefits.

                 2. CONSULTING SERVICES. During the Consulting Period, you will perform special projects as assigned by me or my successor or designee. All required services will be performed by you. You will be free at all times to arrange the time and manner of performance of the consulting services to be rendered hereunder and will not be expected to maintain or observe a schedule of duties or assignments. You will not report to the Company on any regular basis, but will work as you may independently decide. You will not be required to provide consulting services to the Company for more than 30% of the regularly scheduled working days in any calendar year
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Mr. Richard M. Cahill
December 24, 1997
Page 4


during the term of this Letter Agreement. The Company is entering into this arrangement with the understanding that the performance of your services will be subject to the non-compete provisions of paragraph B.7 below. During the Consulting Period and thereafter, you may, in your discretion, provide services to others without being constrained by your obligations under this Letter Agreement, provided only that such services do not prevent you from providing the consulting services required under this Letter Agreement, and provided further that such services to others do not cause you to violate your obligations regarding non-competition, confidentiality, and intellectual property rights as described in this Letter Agreement and the attached Separation Agreement and General Release.

                 3. COMPANY CONTACT. I or my successor or designee will be your contact at the Company during the Consulting Period and will be responsible for coordinating your assignments. All services must be performed to my satisfaction or to the satisfaction of my successor or designee.

                 4. CONSULTING FEES. You will be paid $164,000 per year for your consulting services during the Consulting Period, payable in equal quarterly installments of $41,000 in arrears. You also will be entitled to be reimbursed for reasonable travel expenses you incur in the performance of consulting services for the Company as approved by me or my successor or designee. Please submit quarterly invoices to me or to my successor or designee for payment. You will be paid the full amount of your annual consulting fees during the Consulting Period whether or not you actually perform consulting services for the Company.

                 5. PERFORMANCE OF CONSULTING SERVICES. As a non-employee consultant, the Company does not retain or exercise the right to direct, control, or supervise you as to the details and means by which the consulting services contracted for are accomplished. You and the Company agree that, as a non-employee consultant, you will serve as an independent contractor in the performance of your duties under this Letter Agreement. As a result, you will be responsible for payment of all taxes and expenses incurred arising out of the payments under the Letter Agreement for your activities as a non-employee consultant in accordance with this Letter Agreement, including but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required. Moreover, you agree that, except as authorized by the Company, you will not represent directly or indirectly that you are an agent or legal representative of the Company, nor will you incur any liabilities or obligations of any kind in the name of or on behalf of the Company, other than those specifically made or approved as part of this Letter Agreement.

                 6. OFFICE SPACE. You are responsible for securing your own office space, office equipment, and clerical support services during the Consulting Period, but visiting office space and appropriate office equipment will be provided to you if you are meeting with individuals at GTE's offices.

                 7. NON-COMPETE PROVISIONS. As a non-employee consultant, you agree that, among other policies and guidelines, the GTE Conflict of Interest Guidelines and the Business and Scientific Information Policy or replacement policies will apply to you. In addition, you agree not to engage directly or indirectly in a Competitive Business during the Consulting Period, unless the Company approves such an arrangement in writing in advance. For purposes of this paragraph B.7, a "Competitive Business" is any inter-exchange carrier (such as MCI Communications Corporation,
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Mr. Richard M. Cahill
December 24, 1997
Page 5




Sprint Corporation, AT&T Corp., WorldCom, Inc., LCI International, Inc., and Cable & Wireless PLC) and its Affiliates, any local exchange carrier (such as any Regional Bell Operating Company ("RBOC") and British Telecommunications
PLC) and its Affiliates, or any of the following companies and their
Affiliates: Digex, Incorporated, Qwest Communications International Inc., Netscape Communications Corporation, Cisco Systems, Inc., Ascend Communications, Inc., Airtouch Communications, Inc., NEXTEL Communications, Inc., and Teleport Communications Group, Inc. An Affiliate for purposes of this paragraph B.7 shall mean any entity, whether or not incorporated, (i) in which a Competitive Business has equity ownership of 10% or more, or (ii) which provides goods or services (including but not limited to software, processing, switching, marketing, or consulting) to a Competitive Business to materially compete with GTE.

                 You acknowledge that the obligations imposed on you pursuant to this paragraph B.7 are reasonable in their nature, scope and duration and will not deprive you of the opportunity to earn a livelihood. During and after the Consulting Period, you also will remain subject to those GTE policies which apply following termination of service.

                 Subject to paragraph B.8, in consideration of your compliance with the provisions of this paragraph B.7, the Company will pay to you $25,000 per quarter payable in arrears, commencing with the quarter beginning July 1998 and ending with the quarter ending June 2000 (or such later date as the parties may agree in writing). If you fail to comply with the provisions of this paragraph B.7, you will forfeit your right to receive the payments described in this paragraph B.7.

                 8. EARLY TERMINATION OF CONSULTING SERVICES. In the event any of the following occurs during the Consulting Period, this Letter Agreement will terminate immediately, and, except as provided in the immediately succeeding sentence, you will not be entitled to any further payments under paragraphs B.4 or B.7: you violate any of the provisions of this Letter Agreement or the Separation and General Release referred to below; you die; you become disabled; or you fail to provide services under this Letter Agreement to the satisfaction of the Company. Of course you will be entitled to payment of amounts due pursuant to paragraphs B.4 and B.7 with respect to that portion of the quarter prior to the termination of your consulting services in an amount equal to the payment due for the quarter multiplied by a fraction, the numerator of which is the number of days in the quarter prior to the termination of your consulting services and the denominator of which is 90.

C.       GENERAL PROVISIONS

                 1. CONFIDENTIALITY. You agree that any information you receive or acquire during the performance of your obligations in accordance with this Letter Agreement or have received or acquired from your prior employment with GTE will be treated by you in the strictest confidence and will not be disclosed to or used for the benefit of any persons, firms or organizations. This provision will survive the termination of this Letter Agreement.

                  2. GTE AS EXCLUSIVE OWNER OF WORK PRODUCT. You agree that GTE will be the exclusive owner of all works conceived or first produced by you within the scope of your prior employment with GTE or pursuant to or related to this Letter Agreement and your services as a consultant, including that GTE will be the exclusive owner of all copyrights and other intellectual property rights in or based upon such works. With regard to such copyrightable works, you agree that GTE will be the "person for whom the work is prepared" and that GTE will be the exclusive

Mr. Richard M. Cahill
December 24, 1997
Page 6



work-for-hire author under the copyright laws of the United States. In addition, you agree to and to hereby assign exclusively to GTE such works, copyrights and other intellectual property rights. This provision will survive the termination of this Letter Agreement.


                 The arrangements described above are contingent upon your executing the attached Separation Agreement and General Release (the "Release"). As you know, you were given a version of this Letter Agreement dated October 16, 1997 and, therefore, you have been given twenty-one days to sign the Release (with a seven-day period to revoke) as required by law. Although not legally required, we have determined to give you an additional twenty-one day period commencing as of December 24, 1997 (with a seven-day period to revoke) to sign the Release. Since the December 24, 1997 version of this Letter Agreement has been modified based on requests you have made, you continue to have twenty-one days from December 24, 1997 to sign the Release (with a seven-day period to revoke). If you fail to sign the Release or if you sign and revoke the Release within seven days of signing it, this Letter Agreement shall be void, and you will not receive any of the benefits described in this Letter Agreement.

                 Dick, your past contributions to GTE are appreciated by me and the entire GTE management team.

Sincerely,



William P. Barr
Executive Vice President -
Government and Regulatory Advocacy,
General Counsel


I have read, understand, and agree to the terms of this Letter Agreement including the attached Separation Agreement and General Release.


---------------------------                            ---------------
Richard M. Cahill                                           Date

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Agreement is by and between GTE Service Corporation (the "Company") and Richard M. Cahill ("Cahill").

                                     PART I

         In consideration of the provisions in Part II, the Company agrees as follows:

         1. The Company will provide Cahill with the benefits described in William P. Barr's letter dated December 24, 1997, as amended January 9, 1998 (the "December 24, 1997 Letter"). (The December 24, 1997 Letter and this Separation Agreement and General Release are collectively referred to as the "Agreement").

         2. By making this Agreement, the Company does not admit that it has done anything wrong, and the Company specifically states that it has not committed any tort, breach of contract, or violation of any federal, state, or local statute or ordinance.

                                    PART II

         In consideration of the provisions in Part I, Cahill agrees as follows:

         1. Effective July 31, 1997, Cahill irrevocably resigns from his position as Vice President and General Counsel - GTE Telephone Operations, from any officer, director, or other positions he holds for GTE Corporation or any of its affiliates, and from any internal or external Boards where he represents GTE (as described in paragraph 3 below), at which time Cahill will commence the Special Assignment described in the December 24, 1997 Letter. Cahill irrevocably resigns from employment with GTE effective at the end of the Special Assignment Period described in the December 24, 1997 Letter. Cahill agrees not to seek reinstatement, recall, or future employment with GTE after the end of the Special Assignment Period.

Cahill agrees that GTE retains the right to make future organizational changes, including but not limited to the right to combine, create, and/or fill positions.

         2. Cahill agrees and understands that the payments and the benefits described in Part I, paragraph 1 above are more than any payments or benefits due to him under the Company's policies or practices. Cahill waives and forever discharges GTE (as described in paragraph 3 below) from any liability to provide any notice of termination, including but not limited to any notice under the Worker Adjustment and Retraining Notification Act, or to pay any additional salary continuance, separation pay, severance pay, retention bonus or pay, retirement incentive, or payments or benefits arising under any other plan, policy, practice, or program (offered on a qualified or non-qualified or voluntary or involuntary basis) which may have been payable as a result of the termination of his employment, except as provided in paragraph 3 below. Cahill agrees that, should the Company offer any retirement incentive, early retirement, or voluntary separation program on or after July 31, 1997, Cahill shall not be eligible to participate. In addition, Cahill has not relied on any statement, agreement, or promise of eligibility for any benefits, other than those set forth in this Agreement.

         3. Cahill agrees to release GTE Corporation and any related or affiliated companies, and any and all current and former directors, employees, officers, agents, and contractors of these companies, and any and all employee pension or welfare benefit plans of these companies, including current and former trustees and administrators of these plans, (hereinafter GTE Corporation, the Company, and the other entities and persons referenced above are collectively referred to in this Separation Agreement and General Release as "GTE") from all known and unknown claims, charges, or demands Cahill may have based on his employment with GTE, including a release of any rights or claims Cahill may have under the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, sex, religion, and national origin; the Americans with Disabilities Act, which prohibits discrimination based upon disability; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination based on race; the Employee Retirement Income Security Act, which governs employee benefits; any state laws against discrimination; or any other federal, state, or local statute or common law relating to employment. This includes a release by Cahill of any claims for wrongful discharge, breach of contract, employment-related torts, or any other claims in any way related to Cahill's employment with GTE.

This release does not include, however, a waiver of any right to vested benefits under any pension or savings plan, any right to Worker's Compensation, any right to receive pay for banked and accrued, but unused, vacation, or any right to unemployment compensation that Cahill may have.

         4. Cahill has not filed and promises not to file, or permit to be filed on his behalf, any lawsuit or complaint against GTE regarding the claims released in Part II, paragraph 3 above. Cahill also promises to opt out of and to take such other steps as he has the power to take to disassociate himself from any class seeking relief against GTE regarding any claims released in Part II, paragraph 3. If a court, administrative agency, arbitrator, or any other decision maker with authority awards Cahill money damages or other relief, with respect to claims released in Part II, paragraph 3, Cahill hereby assigns to the Company all rights and interest in such money damages and other relief.

         5. Cahill agrees not to disclose the terms of this Agreement, that this Agreement exists, or that he received any payments from the Company to anyone except his attorney, his financial planner, or his immediate family (spouse, children, siblings, parents). If he does disclose the terms of this Agreement to his immediate family, his financial planner, or his attorney, he will advise them that they must not disclose the terms of this Agreement.

         6. Cahill acknowledges that, during the period he has served as an in-house attorney with GTE, he has had access to confidential information relating to GTE. Consistent with the Rules of Professional Conduct, Cahill will not use or disclose any such confidential information without first obtaining the consent of the Company.

Cahill agrees to comply with the provisions of GTE H.R. Policy 412 (Attachment
I) provided that, in the event of a conflict between Policy 412 and this Agreement, the terms of this Agreement shall take precedence. Contemporaneously with the execution of this Agreement, if Cahill has not executed a copy of the Business and Scientific Information Agreement, Cahill shall do so (Policy Attachment A). Upon his termination, Cahill shall execute Policy Attachment D.

Cahill further agrees to take no action that would cause GTE (including its employees, directors, and shareholders) embarrassment or humiliation or otherwise cause or contribute to GTE (including its employees, directors, and shareholders) being held in disrepute by the general public or GTE's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors.

Cahill will cooperate and make all reasonable efforts to assist the Company in any investigation of matters involving GTE. Cahill also agrees to testify as a witness and be available for interviews and to assist GTE in preparation for any legal proceedings involving GTE in which Cahill has direct knowledge or specific expertise. Cahill will be compensated appropriately and reimbursed for reasonable expenses.

Nothing in this Agreement shall be construed to prevent Cahill from giving compelled truthful testimony before any federal or state agency or in any judicial proceeding; provided that, in order to permit GTE to seek an injunction or other judicial relief, he will timely notify GTE in advance of any such proceeding in which he expects to be called to testify or for which he has received a subpoena.

         7. Cahill acknowledges and agrees that he has not been discriminated against in any way during his employment with GTE or with regard to his separation from employment with the Company.

         8. Cahill agrees that GTE will be entitled to recover liquidated damages in the amount of $75,000 if he breaks his promises in Part II, paragraphs 1-6 of this Agreement. These liquidated damages are based upon the parties' recognition that damages to GTE due to Cahill's breaking of these promises are not capable of measurement with any degree of certainty. The amount specified is not to be considered a penalty, but solely as liquidated damages. If Cahill breaks his promise in Part II, paragraph 4 and files a lawsuit or complaint regarding claims Cahill has released, in addition to the liquidated damages described above, Cahill will pay for all costs incurred by GTE, including reasonable attorneys' fees, in defending against his claim.

         9. Cahill understands that he has been given 21 days to review and consider this Agreement before signing it. Cahill further understands that he may use as much of this 21-day period as he wishes prior to signing this Agreement.

         10. Cahill may revoke this Agreement within seven days after he signs it. If Cahill wishes to revoke this Agreement within this seven-day period, written notice of revocation should be delivered to the office of Thomas W. Green, Senior Head of Stamford Transition Team, by the close of business seven days after Cahill signs the Agreement. This Agreement will not become effective or enforceable until seven days after Cahill signs it. If Cahill revokes this Agreement, it will not be effective or enforceable, and he will not receive the benefits described in Part I, paragraph 1.

         11. Cahill agrees that the Company advised Cahill to consult with an attorney before signing this Agreement.

         12. The parties participated jointly in the negotiation of this Agreement, and each party had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

         13. Cahill and the Company hereby consent that any disputes relating to this Agreement will be governed by Connecticut law.

         14. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

         15. This Separation Agreement and General Release and the December 24, 1997 Letter constitute the entire Agreement between Cahill and the Company and shall be binding upon the heirs, successors, and assigns of Cahill and the Company. No other promises or agreements have been made to Cahill other than those in this Agreement. Cahill is not relying on any statement, representation, or warranty that is not contained in this Agreement. Cahill acknowledges that he has read this Agreement carefully, fully understands the meaning of the terms of this Agreement, and is signing this Agreement knowingly and voluntarily.


Subscribed and sworn to before             ------------------------------
me this____day of____, 1998.                     Richard M. Cahill

------------------------------             ------------------------------
       Notary Public                                    Date


Subscribed and sworn to before                 GTE Service Corporation
me this____day of____, 1998.

------------------------------             ------------------------------
      Notary Public                        By:
                                           Title:

                                           ------------------------------
                                                        Date